Exhibit 99.1

FOR IMMEDIATE RELEASE

QUALSTAR ANNOUNCES THE DEPARTURE OF PHILIP VARLEY

AND THE HIRING OF LOUANN NEGRETE

SIMI VALLEY, California, December 4, 2013 — Qualstar Corporation (NasdaqGM: QBAK), a manufacturer of data storage solutions and high-efficiency power supplies, today announced the departure of Philip Varley, the Company’s Chief Financial Officer, and the hiring of Louann Negrete as the Company’s new Chief Financial Officer.

Philip Varley, the Company’s Chief Financial Officer since April 10, 2013, resigned effective December 3, 2013. “We wish Philip success in all his future endeavors,” said Steven N. Bronson, Qualstar’s CEO and President.

On December 1, 2013, the Company hired Louann Negrete to replace Philip Varely, as the Company’s Chief Financial Officer. Ms. Negrete has more than 15 years experience in public company accounting. For the past 2 years Ms. Negrete was the Director of Corporate Accounting for LINE 6, Inc. Prior to Line 6 she was the Corporate Controller for 6 years at Interlink Electronics, Inc., a publicly traded company. She also served for 6 years as the Corporate Controller for publicly traded Biosource International, Inc. “We are happy to have Louann join Qualstar,” said Mr. Bronson, “I feel she will be a great addition to our team.”

About Qualstar Corporation

Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. Qualstar is a leading provider of high efficiency and high density power supplies marketed under the N2PowerTM brand, and of data storage systems marketed under the QualstarTM brand. Our N2Power power supply products  provide compact and efficient power conversion for a wide variety of industries and applications including, but not limited to telecom, networking, broadcast, industrial, lighting, gaming and test equipment. Our Qualstar data storage products are used to provide highly scalable and reliable solutions to store and retrieve very large quantities of electronic data. Qualstar’s products are known throughout the world for high quality and  Simply ReliableTM  designs that provide years of trouble-free service. More information is available at  www.qualstar.com  or  www.n2power.com  or by phone at 805-583-7744.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements relating to expectations, plans or prospects for Qualstar Corporation that are based upon the current expectations and beliefs of Qualstar's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Qualstar does not expect to, and disclaims any obligation to, publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Qualstar, however, reserves the right to update such statements or any portion thereof at any time for any reason. In particular, the following factors, among others, could cause actual or future results to differ materially from those suggested by the forward-looking statements: Qualstar’s ability to successfully execute on its strategic plan and meet its long-term financial goals; Qualstar’s ability to successfully implement and recognize cost savings; Qualstar’s ability to develop and commercialize new products; industry and customer adoption and acceptance of Qualstar’s new products; Qualstar’s ability to increase sales of its products; the rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design or quality problems; adverse changes in market demand for Qualstar’s products; increased global competition and pricing pressure on Qualstar’s products.

For further information on these and other and other cautionary statements, please refer to the risk factors discussed in Qualstar’s filings with the U.S. Securities and Exchange Commission including, but not limited to, Qualstar’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of such Form 10-K, and any subsequently filed reports. All documents also are available without charge through the SEC’s website (www.sec.gov) or from Qualstar’s website (www.qualstar.com).

Contact:

Louann Negrete
Chief Financial Officer
Qualstar Corporation
805 416 7014
louann.negrete@qualstar.com

Heather Mayer
Investor Relations
Qualstar Corporation
805 416 7001
heather.mayer@qualstar.com